Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Ken Christensen
(770) 243-8268

Wells REIT II Board Maintains 6.0% Annualized Yield for 3Q 2004

ATLANTA (June 9, 2004) – Wells Real Estate Investment Trust II (Wells REIT II) announces that its Board of Directors affirmed the company’s current dividend rate of an amount equal to a 6.0% annualized return on a $10.00 investment per share for the third quarter of 2004. Third quarter dividends are to be paid in September 2004 to shareholders of record each day from June 16, 2004, through September 15, 2004.

“The Board’s action reflects the quality that is inherent in both our properties and in our creditworthy tenants,” said Dr. Ron Ford, Chief of Financial Strategy at Wells Real Estate Funds. “Wells REIT II continues to offer investors the kind of diversification that’s important to their financial portfolio.”

Wells Real Estate Funds is a national real estate investment management firm that purchases existing Class-A office and industrial properties, as well as corporate sale-leasebacks and build-to-suit projects, leased long term to creditworthy tenants. Wells was the largest purchaser of commercial real estate in the United States in both 2002 and 2003, according to New York-based Real Capital Analytics. In its investment products, Wells manages more than $5.5 billion in assets for more than 160,000 investors nationwide.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells’ use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092-3365 (tel. 800-448-1010).

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